UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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BROOKFIELD HOMES CORPORATION

(Name of Registrant as Specified in Its Charter)
N/A

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BROOKFIELD HOMES CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
May 1, 2008
Fellow Stockholders of Brookfield Homes Corporation:
     You are invited to attend the 2008 Annual Meeting of Stockholders of Brookfield Homes Corporation. The Annual Meeting will be held at the Hilton Costa Mesa Hotel, 3050 Bristol Street, Costa Mesa, California on May 1, 2008 at 11:00 a.m., Pacific Time, for the following purposes:
•	to elect nine directors;

•	to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2008; and

•	to conduct other business properly brought before the meeting.
     Only stockholders of record at the close of business on March 5, 2008, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
     While we would like to have each of you attend the meeting and vote your shares in person, we realize this may not be possible. Whether or not you plan to attend the meeting, your vote is very important. A form of proxy and voting instructions will be made available to you electronically on the Internet. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the form of proxy together with our proxy statement and 2007 Annual Report will be mailed to our stockholders of record on or about March 20, 2008. WE URGE YOU TO COMPLETE THE FORM OF PROXY IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THE NOTICE SO THAT YOUR SHARES WILL BE REPRESENTED. If you later decide to attend the Annual Meeting, you may revoke your proxy at that time and vote your shares in person.
     If you desire any additional information concerning the Annual Meeting or the matters to be acted upon at the meeting, we would be glad to hear from you. Please contact the undersigned at 858-481-2965.
Yours very truly,
Shane D. Pearson
Secretary to the Board of Directors
Fairfax, Virginia
March 20, 2008

BROOKFIELD HOMES CORPORATION
8500 Executive Park Avenue, Suite 300
Fairfax, Virginia 22031
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 1, 2008
GENERAL
Time, Place and Purposes of Meeting
The 2008 Annual Meeting of Stockholders of Brookfield Homes Corporation will be held on May 1, 2008 at 11:00 a.m., Pacific Time, at the Hilton Costa Mesa Hotel, 3050 Bristol Street, Costa Mesa, California (in this proxy statement, unless the context requires otherwise, references to “we,” “our,” “us,” and “Company” refer to Brookfield Homes Corporation). The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this proxy statement is attached.
Internet Availability of Proxy Materials
Pursuant to the new rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record on or about March 20, 2008. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
Solicitation of Proxies
This proxy statement is furnished in connection with the solicitation of proxies by our board of directors. We expect that this proxy statement and a form of proxy will first be made available on or about March 20, 2008 to stockholders of record on March 5, 2008. We will bear the entire cost of this solicitation. The solicitation of proxies will be made primarily pursuant to new rules adopted by the Securities and Exchange Commission related to Internet availability of proxy materials. In addition, our directors, officers and regular employees may make solicitations by telephone, telegraph, e-mail or personal interview, and may request banks, brokers, fiduciaries and other persons holding stock in their names, or in the names of their nominees, to forward a Notice of Internet Availability of Proxy Materials, and to the extent permitted, proxies and/or proxy materials to their principals and obtain authorization for the execution and return of such proxies. We will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.
Revocation and Voting of Proxies
Stockholders of record may vote either by casting votes in person at the meeting, or by following the instructions to vote by proxy contained in the Notice. The procedures to vote by proxy are designed to authenticate votes cast by use of a control number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who hold shares in “street name” through a broker or other nominee may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.
Any proxy given may be revoked by you at any time before it is exercised by filing with us a notice in writing revoking it or by duly executing a proxy at a later date. Proxies also may be revoked in person at the Annual Meeting if you desire to vote your shares in person. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies duly executed and received prior to, or at the time of, the Annual Meeting will be voted in accordance with the specifications of the proxies. If no specification is made, proxies will be voted for the nominees for election of directors set forth elsewhere herein (see “PROPOSAL ONE – ELECTION OF DIRECTORS”) and for the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2008 (see “PROPOSAL TWO – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS”) and, at the discretion of the proxy holders, on all other matters properly brought before the Annual Meeting or any adjournment thereof.

Outstanding Shares and Voting Rights
March 5, 2008 has been set as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Annual Meeting. There were 26,663,413 shares of our common stock, $0.01 par value per share, issued and outstanding on February 29, 2008. On any matter submitted to a stockholder vote, each holder of our common stock will be entitled to one vote, in person or by proxy, for each share of common stock registered in his, her or its name on the books of our Company as of the record date. A list of such stockholders will be available for examination by any stockholder at our Costa Mesa office, 3090 Bristol Street, Suite 200, Costa Mesa, California, for at least ten days before the Annual Meeting.
Quorum Requirement
Our By-laws provide that at any meeting of stockholders, there must be present, either in person or by proxy, in order to constitute a quorum, stockholders owning a majority of our issued and outstanding capital stock entitled to vote at said meeting.
Vote Required
If a broker holds your shares, a Notice of Internet Availability of Proxy Materials has been sent to the broker. You may have received the Notice directly from your broker, together with instructions as to how to direct the broker how to vote your shares. If you do not give your broker instructions or discretionary authority to vote your shares on the Proposals and your broker indicates to us such lack of authority, your shares will be “broker non-votes” with respect to the Proposals for which the broker does not have authority to vote. Broker non-votes will be counted as present for purposes of determining a quorum, but will not be counted as shares entitled to vote. If you abstain from voting on the Proposals, your shares will be counted as present at the meeting, for purposes of determining a quorum, and entitled to vote. As a result, abstentions will have no effect on the election of directors but will have the effect of a vote against the other proposal being considered at the meeting.
In the election for directors, the nine persons receiving the highest number of “for” votes will be elected.
The ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2008 requires approval by a majority of shares of common stock entitled to vote on the Proposal and present in person or represented by proxy at the Annual Meeting.
If any other proposals are properly presented to the stockholders at the meeting, the number of votes required for approval will depend upon the nature of the proposal. Generally, under Delaware law the number of votes required to approve a proposal is a majority of the shares of common stock entitled to vote and present in person or by proxy represented at the Annual Meeting. The form of proxy gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the stockholders at the meeting.
Stockholders Sharing Same Address
In some cases, only one copy of the Notice of Internet Availability of Proxy Materials is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of the Notice to a stockholder at a shared address to which a single copy was delivered. You can notify us that you wish to receive a separate copy of our Notices in the future, or alternatively, that you wish to receive a single copy of the Notice instead of multiple copies. Contact information for these purposes is: Brookfield Homes Corporation, Attention: Investor Relations, 12865 Pointe Del Mar, Suite 200, Del Mar, CA, 92014, telephone number: 858-481-2567, or email: lnorthwood@brookfieldhomes.com.
PROPOSAL ONE – ELECTION OF DIRECTORS
Our board of directors has nominated the nine persons set forth below for election as our directors at the Annual Meeting, a majority of whom are independent. All of the nominees are currently serving as our directors.
Unless otherwise specified in the form of proxy, the shares voted pursuant thereto will be voted for each of the persons named below as nominees for election as directors. All directors are elected to serve until the next annual meeting of stockholders and their successors have been elected and qualified. If any nominee is unable to serve, the proxies will be voted by the proxy holders in their discretion for another person. The board of directors has no reason to believe that any nominee will not be able to serve as a director for his or her prescribed term.

		Director
Name	Age	Since	Principal Occupation and Business Experience
Ian G. Cockwell	60	2002	Ian Cockwell was appointed President and Chief Executive Officer in October 2002. From 1994 to 2002, Mr. Cockwell served in various senior executive positions with Brookfield Residential Group, a division of Brookfield Properties Corporation, a New York Stock Exchange listed company. From 1998 until 2002, Mr. Cockwell was Chairman and Chief Executive Officer responsible for Brookfield Properties’ master-planned communities business.

Joan H. Fallon	59	2005	Joan Fallon became a director in December 2005. Ms. Fallon is Manager, Real Estate Investments of U.S. Steel & Carnegie Pension Fund, a position she has held since 2007. Prior to this, Ms. Fallon was a principal of JH Fallon and Associates, a real estate consulting firm that she established in 2003. From 1995 to 2003, she served as Portfolio Manager/Managing Director of the TIAA Real Estate Account, a separate account of TIAA-CREF. From 1980 to 1995, Ms. Fallon held various positions within the real estate division of TIAA-CREF and prior to that, within the pension and insurance divisions of TIAA-CREF.

Robert A. Ferchat	73	2002	Robert Ferchat became a director in December 2002. Mr. Ferchat was Chairman and Chief Executive Officer of BCE Mobile Communications, Inc. from 1994 until 1999. Mr. Ferchat served as a director of Brookfield Properties from 1997 until 2002.

J. Bruce Flatt	42	2002	Bruce Flatt became a director in October 2002 and served as Chairman of Brookfield Homes from October 2002 to May 2007. Since February 2002, Mr. Flatt has served as Managing Partner and Chief Executive Officer of Brookfield Asset Management Inc., prior to which he served as the President and Chief Executive Officer of Brookfield Properties beginning in April 2000. Between August 1995 and April 2000, Mr. Flatt served as President and Chief Operating Officer of Brookfield Properties.

Bruce T. Lehman	55	2002	Bruce Lehman became a director in December 2002. Mr. Lehman is a principal in Armada LLC, an investor and principal in residential real estate. Prior to this, Mr. Lehman was an independent consultant, providing strategic advice to clients in the homebuilding industry from 2000 to 2002. Mr. Lehman was President-Merchant Housing Division, of Catellus Residential Group, a wholly-owned subsidiary of Catellus Development Corp. from 1996 until 2000. Mr. Lehman also held this position with Catellus Residential Group’s predecessor company Akins Real Estate Group, from 1989 until 2000.

Alan Norris	51	2003	Alan Norris became a director in February 2003. Mr. Norris is President and Chief Executive Officer of Carma Group, a developer of master-planned communities wholly-owned by Brookfield Properties. Mr. Norris joined Carma in 1983 and assumed increasingly senior positions over the next 11 years when he was promoted to his current position.

David M. Sherman	50	2003	David Sherman became a director in February 2003. Mr. Sherman is a Co-Managing Member of Metropolitan Real Estate Equity Management, LLC, a real estate fund-of-funds manager, a position he has held since the firm’s inception in 2002. Since 2000, Mr. Sherman has also served as an adjunct professor of real estate at Columbia University Graduate School of Business Administration. Mr. Sherman was the Managing Director, and head of REIT Equity Research at Salomon Smith Barney, Inc. from 1995 until 2000. Prior to this, Mr. Sherman held various positions in real estate investment banking and finance.

		Director
Name	Age	Since	Principal Occupation and Business Experience
Robert L. Stelzl	62	2002	Robert Stelzl became a director in December 2002 and has served as Chairman since May 2007. Mr. Stelzl is President of Rivas Capital, a private real estate investor and fund manager. Mr. Stelzl is retired from Colony Capital LLC, a global real estate private equity investor where he was a Principal since 1995. Mr. Stelzl is currently a director of Brookfield Properties.

Michael D. Young	63	2007	Michael Young was re-appointed to the board in February, 2007. Mr. Young is President of Quadrant Capital Partners, Inc., a private equity firm with offices in Dallas and Toronto. Mr. Young served as Managing Director of CIBC World Markets Inc., a financial services firm, from 1994 until 2003. Mr. Young has been a trustee of Calloway Real Estate Investment Trust since 2003.
THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” EACH OF THE DIRECTOR NOMINEES.

BENEFICIAL OWNERSHIP OF COMMON STOCK
Security Ownership of Principal Stockholders and Management
The following table shows the beneficial ownership of shares of our outstanding common stock as of February 29, 2008 by:
•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our executive officers named in the Summary Compensation Table on page 19 under “EXECUTIVE COMPENSATION;” and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities (refer to footnote 1 to the table for additional information about how beneficial ownership is calculated). Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table.

	Amount and Nature of
	Common Stock Beneficially Owned
	Number of Shares		Percentage
Name of Beneficial Owner	Beneficially Owned (1) (2)		of Class (3)
Brookfield Asset Management Inc. (4) Suite 300, Brookfield Place 181 Bay Street, Toronto, Ontario M5J 2T3	15,570,866	(5)	58.40
Baron Capital Group, Inc. 767 Fifth Avenue, 49th Floor New York, New York 10153	2,370,700	(6)	8.89
Alson Capital Partners, LLC 810 Seventh Avenue, 39th Floor New York, New York 10019	1,800,722	(7)	6.75
Morgan Stanley 1585 Broadway Avenue New York, New York 10036	1,541,969	(8)	5.78
Ian G. Cockwell (9)	16,996,352		63.21
Joan H. Fallon	300		*
Robert A. Ferchat	5,000		*
J. Bruce Flatt (9)	15,606,898		58.53
Paul G. Kerrigan	203,206		*
Bruce T. Lehman	—		*
Alan Norris	3,000		*
William B. Seith	31,000		*
David M. Sherman	8,500		*
Robert L. Stelzl	3,600		*
Michael D. Young	8,500		*

All directors and officers as a group (11 persons)	17,295,490		64.06

*	Less than 1%.

1)	Under the rules of the Securities and Exchange Commission governing the determination of beneficial ownership of securities, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which the person has no economic interest.

2)	Beneficial ownership includes shares held indirectly through Partners Limited, which is described in note 4 below. Beneficial ownership also includes shares that the executive officers and directors could acquire by exercising stock options on, or within 60 days after, February 29, 2008 as follows: Mr. Cockwell – 224,319; Mr. Kerrigan – 82,000; and Mr. Seith – 31,000. Refer to the section of this proxy statement entitled “Executive Compensation” for details of issued stock options. No shares are pledged as security by any of the named executive officers or directors.

3)	The percentages are calculated based on the 26,663,413 shares of our common stock that are outstanding as of February 29, 2008. For each person, separately, his or her percentage was calculated by including his or her options as set forth in footnote (2) in both the numerator and the denominator, and for the group, the percentage was calculated by including the aggregate number of options set forth in footnote (2) in both the numerator and the denominator.

4)	Brookfield Asset Management Inc. (“Brookfield”) is an asset management company listed on the New York and Toronto stock exchanges. J. Bruce Flatt, a director of our company, is also a director and Managing Partner and Chief Executive Officer of Brookfield. We are advised by Brookfield that its major shareholder is Partners Limited (“Partners”). Partners and its shareholders, collectively own, directly or indirectly, exercise control or direction over, or have options and warrants to acquire, approximately 101 million Class A Limited Voting Shares, representing approximately 17% of the outstanding Class A Limited Voting Shares of Brookfield on a fully diluted basis, and 85,120 Class B Limited Voting Shares, representing 100% of the Class B Limited Voting Shares of Brookfield. Messrs. Cockwell and Flatt, who are directors and officers of our company, are also shareholders of Partners and may be deemed to share beneficial ownership of our common stock with Brookfield. There are 41 shareholders of Partners, none of whom hold more than a 17% effective equity interest. To the extent any of such shareholders is deemed to be a beneficial owner of shares of our common stock held by Brookfield, such person disclaims beneficial ownership of those shares of our common stock.

5)	Based solely upon information contained in the Schedule 13D/A of Brookfield filed with the Securities and Exchange Commission (the “SEC”) with respect to common stock owned as of December 18, 2007.

6)	Based solely upon information contained in the Schedule 13G/A of Baron Capital Group, Inc., filed with the SEC with respect to common stock owned as of December 31, 2007.

7)	Based solely upon information contained in the Schedule 13G/A of Alson Capital Partners, LLC filed with the SEC with respect to common stock owned as of December 31, 2007.

8)	Based solely upon information contained in the Schedule 13G of Morgan Stanley filed with the SEC with respect to common stock owned as of December 31, 2007.

9)	Includes 15,570,866 shares beneficially owned by Brookfield. Messrs. Cockwell and Flatt disclaim beneficial ownership of the shares of common stock held by Brookfield.

INFORMATION REGARDING THE BOARD OF DIRECTORS
Corporate Governance Standards
The board of directors has adopted a Statement of Corporate Governance Practices which contains a number of corporate governance standards designed to comply with the New York Stock Exchange’s Corporate Governance Rules (the “NYSE Rules”) and the rules and regulations of the Securities and Exchange Commission (the “SEC Rules”). The significant corporate governance standards adopted by the board of directors are discussed below. The Statement of Corporate Governance Practices is posted on our website under the Investor Relations and Corporate Governance links and is available in print to any stockholder who so requests. Our website is www.brookfieldhomes.com.
Controlled Company
Brookfield Asset Management Inc. exercises voting power over approximately 58% of our outstanding common shares. As such, we are a “Controlled Company” under NYSE Rules. At present, we have not elected to utilize any of the controlled company corporate governance exemptions available to us under the NYSE Rules.
Director Independence
The board has adopted a set of “Independence Standards” consistent with the NYSE Rules, to assist it in determining whether a member of the board is independent under the NYSE Rules. The Independence Standards are contained in our Statement of Corporate Governance Practices, which is available on our website under the Investor Relations and Corporate Governance links. In order to be determined to be independent in accordance with these Independence Standards, a director must have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), other than as a director of the Company. The Independence Standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with the Company, its management or its independent auditor. To assist it in determining director independence, a director is not independent if:
•	the director is or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
Based on the Independence Standards, the board has determined that Joan H. Fallon, Robert A. Ferchat, Bruce T. Lehman, David M. Sherman and Robert L. Stelzl are independent, for purposes of serving as independent members of the board of directors, the Management Resources and Compensation Committee and the Governance and Nominating Committee. None of our independent directors have any relationship with the Company or its affiliates except for serving as a director of the Company, other than Robert L. Stelzl, who is an independent director of Brookfield Properties Corporation, an affiliate of the Company.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert
In addition to being independent based on the Independence Standards, the NYSE Rules and related SEC Rules require that each member of an audit committee satisfy additional independence and financial literacy requirements, and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied by the board determining that at least one Audit Committee member is an “audit committee financial expert” within the meaning of the SEC Rules. Accordingly, the Audit Committee Charter contains a set of standards that relate to audit committee independence, financial literacy and audit committee accounting and financial management expertise. See “Committees of the Board – Audit Committee” for further information about the independence of the Audit Committee.
Regular Meetings of Non-Management and Independent Directors
Consistent with our present practice and in accordance with the NYSE Rules, at the time of each regularly scheduled board meeting, the non-management directors as well as the independent directors ordinarily will each meet separately for a period of time. The independent non-executive chairman of the board of directors presides over both non-management and independent director sessions. The non-management and the independent directors may also meet at such other times as determined by the Chairman or at the request of any non-management or independent director.
Shareholder Communications
Stockholders may send communications to the board of directors by writing to the Company’s Corporate Secretary, 12865 Pointe Del Mar, Suite 200, Del Mar, CA, 92014. Communications will be reviewed and investigated and referred to the board of directors for appropriate action. Interested parties with a good faith concern about the Company’s conduct and who wish to contact the independent non-executive Chairman of the board of directors directly may do so by writing to: Chairman of the Board of Directors, Brookfield Homes Corporation, 12865 Pointe Del Mar, Suite 200, Del Mar, CA, 92014. The status of all outstanding concerns addressed to the Chairman will be reported to the directors as appropriate, on at least a quarterly basis.
Code of Ethics
We have adopted a code of ethics that applies to our employees, officers and directors, including our principal executive officer and principal financial and accounting officer. The code of ethics is available on our website at www.brookfieldhomes.com and is available in print to any shareholder who requests it. Any amendments to, or waivers from, our code of ethics, as they relate to any executive officer or director, including our principal executive officer and principal financial and accounting officer must be approved by the board of directors or a committee thereof and be promptly disclosed to shareholders. We plan to disclose such waivers and amendments on our website, as well as to comply with other applicable requirements.
Complaint Procedures Regarding Accounting, Internal Control, Auditing and Financial Matters
In accordance with SEC Rules, the Audit Committee has established the following procedures for (i) the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees concerning questionable accounting or auditing matters.
Interested parties may report complaints regarding accounting, internal accounting controls, or auditing matters involving Brookfield Homes by writing to the Chairman of the Audit Committee, Brookfield Homes Corporation, 12865 Pointe Del Mar, Suite 200, Del Mar, CA, 92014. Complaints will be reviewed and investigated as appropriate. Employees who wish to submit concerns regarding questionable accounting or auditing matters and who wish to do so confidentially and anonymously, may follow the procedures described above, omitting any return address or other identifying feature.
Procedures Regarding Director Candidates Recommended by Stockholders
The Governance and Nominating Committee will consider a candidate recommended for the board of directors by stockholders owning at least 10% of the outstanding shares of the Company if such recommending stockholder or stockholders follow the procedures set forth below. In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time it gives its notice of recommendation and must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to or mailed and received at the principal executive offices of the Company (i) in the case of a nomination for election at an annual meeting, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company’s notice of annual meeting for the preceding year’s annual meeting; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the date was made. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the tenth day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made of the date. The stockholder notice must set forth the following: as to the person the stockholder recommends for nomination for election as a director, all information relating to such person that is required to be disclosed or is otherwise required pursuant to Regulation 14(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which must include the written consent of the nominee to serve as a director if elected; as to the nominating stockholder, such stockholder’s name and address as they appear on the Company’s books, the class and number of shares of the Company’s common stock which are beneficially owned by such stockholder and which are owned of record by such stockholder; and as to any other beneficial owner of the stock on whose behalf the nomination is made, the name and address of such person and the class and number of shares of the Company’s common stock they beneficially own.
In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.
The Governance and Nominating Committee is directed to determine the appropriate characteristics, skills and experience for each director position and for the board as a whole. Directors should possess the highest personal, professional and ethical standards, integrity and values, and be committed to representing the long-term interests of the stockholders. If a director candidate is recommended by a stockholder, the Governance and Nominating Committee expects that it would evaluate such candidate in the same manner it evaluates director candidates identified by the Committee.
Meetings of the Board
The board of directors meets at least once in each quarter, with additional meetings held when appropriate. The board also annually reviews and approves our business plan and long-term strategy. In addition, directors are expected to attend the annual meeting of stockholders. During the 2007 fiscal year, the board met five times, including four regularly scheduled quarterly meetings and one special meeting, and acted twice by written consent. Each director attended 100 percent of the board and committee meetings for which they were a member during the 2007 fiscal year as well as the annual meeting of stockholders held in May 2007. Four regular meetings are scheduled for 2008. Meeting frequency and agenda items may change depending on the opportunities or risks that we are facing.
At the time of each regularly scheduled board meeting, the non-management directors as well as the independent directors ordinarily will each meet separately for a period of time. The independent non-executive Chairman will preside over both non-management and independent director sessions.
Committees of the Board
The board of directors believes that committees assist in the effective functioning of the board and that the composition of board committees should ensure that the views of independent directors are effectively represented. The board has three committees: the Audit Committee, the Governance and Nominating Committee and the Management Resources and Compensation Committee. Each committee operates pursuant to a written charter. Each charter is posted on our website under the Corporate Governance link and is available in print to any stockholder who so requests. Special committees may be formed from time to time as required to review particular matters or transactions. While the board retains overall responsibility for corporate governance matters, the Audit Committee, the Governance and Nominating Committee and the Management Resources and Compensation Committee each have specific responsibilities for certain aspects of corporate governance as described below.
Audit Committee
We have a separately designated Audit Committee established in accordance with the Exchange Act. The Audit Committee is appointed by the board of directors to assist it in monitoring: (1) the integrity of our financial statements, including audits thereof; (2) our accounting and financial reporting processes and system of internal controls and procedures for financial reporting and accounting compliance; (3) the independent auditor’s qualifications and independence; (4) the performance of our internal audit function and independent auditors; (5) our compliance with legal and regulatory requirements; (6) our relationship with the independent auditors; and (7) our principal financial risks and the processes employed to manage such risks. The Audit Committee of the board is currently comprised of three directors: Robert A. Ferchat (Chairman), Joan H. Fallon and Robert L. Stelzl. Each member of the Audit Committee has been determined by the board to be “independent” and “financially literate” within the meaning of the NYSE Rules and SEC Rules. The board has determined that the Audit Committee Chairman, Mr. Ferchat, is an “audit committee financial expert” within the meaning of such rules. The Audit Committee met four times during the 2007 fiscal year.
Governance and Nominating Committee
The Governance and Nominating Committee is appointed by the board of directors to assist the board in carrying out its responsibilities by reviewing corporate governance and board nominee mattersand making recommendations to the board as appropriate. In particular, the Committee is responsible for identifying individuals qualified to become board members consistent with criteria approved by the board, recommending to the board proposed nominees for election to the board at the annual meeting of stockholders, developing and recommending to the board corporate governance principles, and overseeing the evaluation and effectiveness of the board. The Committee’s Charter is available on our website at www.brookfieldhomes.com. The Governance and Nominating Committee is comprised of three directors: David M. Sherman (Chairman), Robert A. Ferchat and Bruce T. Lehman. Each member of the Governance and Nominating Committee has been determined by the board to be independent within the meaning of the NYSE Rules. The Governance and Nominating Committee met twice during the 2007 fiscal year.
Management Resources and Compensation Committee
The Management Resources and Compensation Committee is appointed by the board of directors to assist the board in carrying out its responsibilities by reviewing management resources and compensation matters and making recommendations to the board as appropriate. In particular, the Management Resources and Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of the Company’s named executive officers, including responsibility to:
•	review the adequacy and form of, and approve the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and any other named executive officers;

•	review and make recommendations to the Board with respect to the Company’s stock option and deferred share unit plans, and approve any proposed awards under such plans;

•	ensure that all equity-compensation plans and material revisions to such plans are approved by the Company’s stockholders;

•	review and make recommendations to the Board with respect to any change to the Company’s compensation plans involving a material annual change in cost to the Company;

•	review corporate goals and objectives relevant to the compensation of the Chief Executive Officer of the Company; and

•	evaluate the performance of the Chief Executive Officer in light of such goals and objectives.
The role of the Management Resources and Compensation Committee is described in greater detail under the section entitled “Compensation Discussion and Analysis,” together with a description of the Company’s procedures for the consideration and determination of executive compensation. The Management Resources and Compensation Committee upon majority approval of its members, may delegate its duties and responsibilities to sub-committees of the Committee. No such authority has been delegated. The Management Resources and Compensation Committee is comprised of the following three directors: Bruce T. Lehman (Chairman), David M. Sherman and Robert L. Stelzl. Each member of the Management Resources and Compensation Committee has been determined by the board to be independent within the meaning of the NYSE Rules. The Management Resources and Compensation Committee met twice during the 2007 fiscal year.
Compensation Committee Interlocks and Insider Participation
Bruce T. Lehman, David M. Sherman and Robert L. Stelzl served as members of the Management Resources and Compensation Committee during the 2007 fiscal year, none of whom has served Brookfield Homes in any capacity other than as a member of the board or a member of a committee thereof. There are no other relationships requiring disclosure under this item.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
Our Compensation Discussion and Analysis explains the material elements of the Company’s compensation arrangements for the Company’s Chief Executive Officer, Chief Financial Officer and the other executive officer named in the Summary Compensation Table (the “named executive officers”). It should be read in connection with the Summary Compensation Table and related tables and narrative disclosures under “Executive Compensation” beginning on page 19 of this proxy statement. Additional disclosure is provided on page 17 regarding the material compensation arrangements for the senior operating employees of our business units, none of whom are executive officers of the Company (the “Senior Operating Management”).
Our Compensation Discussion and Analysis addresses the following topics relating to the compensation of our named executive officers:
•	an overview of our compensation objectives and related policies;

•	our compensation-setting process;

•	each element of our compensation program and how we determine the amounts payable under each element; and

•	our compensation decisions and analysis for fiscal year 2007.
Executive Summary
The Management Resources and Compensation Committee (the “Compensation Committee” or “Committee”) of the Board of Directors of Brookfield Homes is responsible for discharging the Board’s responsibilities relating to compensation of the Company’s named executive officers. For more information on the Committee, its members and its processes, see “Information Regarding the Board of Directors – Committees of the Board – Management Resources and Compensation Committee” on page 10 of this proxy statement.
The Company’s objective in setting compensation is to create stockholder value over the long term, represented by the total return on our common stockholders’ equity. Accordingly, the Company’s compensation policies for its named executive officers are designed to align their interests with those of our stockholders by providing an overall competitive compensation package with a higher proportion of total compensation derived from the opportunity to participate in the long term ownership participation plans. The principal elements of our executive compensation program for 2007 were:
•	short-term compensation (base salary and annual bonus award); and

•	indirect and direct long-term ownership participation (stock options and deferred share units).
The Company considers that the total compensation for our named executive officers in respect of the 2007 fiscal year is focused on aligning their interests with those of our stockholders, and is consistent with the Company’s overall compensation objectives and the specific policies that are outlined in the Company’s Compensation Discussion and Analysis that follow.
Compensation Objectives and Policies
Overview
The Company’s objective in setting compensation is to create stockholder value over the long term, represented by the total return on our common stockholders’ equity. The Company also considers the performance of the named executive officers collectively in meeting corporate performance objectives, the relative roles and responsibilities of each executive officer as compared to the other named executive officers and the performance of the Company relative to the industry. A specific objective of the Company is to attract and retain highly qualified and motivated individuals and to encourage a strong team approach.

Compensation Policies
In order to achieve its compensation objectives, the Company believes that:
• short-term cash compensation (base salaries and annual bonus awards) for its named executive officers should be set below the median level of total cash compensation for comparable companies within the homebuilding industry, in return for the opportunity to participate in the total return on our common stockholders’ equity over the long term. For the named executive officers, this results in indirect and direct long term ownership participation (stock options and deferred share units) being targeted at the upper quartile level for comparable companies within the homebuilding industry;
• in order to foster a team-based approach, which the Company believes is fundamental to meeting its objective of maximizing the total return on our common stockholders’ equity, the difference between the base salaries and annual bonus awards of the Chief Executive Officer and the other named executive officers is significantly less than in comparable companies; and
• compensation arrangements for its named executive officers are related to the achievement of the Company’s corporate performance objectives reviewed by the Compensation Committee at the beginning of each fiscal year. The Company’s pay-for-performance philosophy is reflected in our compensation practices, which link a portion of executive compensation to the achievement of short-term and long-term objectives. Furthering the Company’s pay-for-performance objectives:
•	a significant portion of compensation for the named executive officers is contingent on, and variable with, the total return on our common stockholders’ equity;

•	compensation of the named executive officers is at the discretion of the Compensation Committee; and

•	we do not have any employment, severance or change-in-control agreements with any of our named executive officers other than a stock option plan and a deferred share unit plan that provide for accelerated vesting on a change-in-control for all participants in such plans. An estimate of the compensation that would have been payable had such change-in-control provisions been triggered as of the fiscal year-end are detailed under “Executive Compensation – Potential Payments upon Termination or a Change-in-Control” on page 23 of this proxy statement.
Benchmarking
In furtherance of our compensation objectives outlined above, we compare our compensation levels with those of other companies within the homebuilding industry. This benchmarking is done with respect to each of the key elements of our compensation program (base salary, annual bonus and direct and indirect long-term ownership participation), as well as the compensation of individual named executive officers where job descriptions are sufficiently similar. As outlined in our compensation objectives, we target base salary and annual bonus awards below the median level of total cash compensation for comparable companies within the homebuilding industry in return for an opportunity to participate in the Company’s long term ownership participation plans at the upper quartile level for these companies.
The group of comparable companies used for fiscal year 2007 was comprised of the 43 homebuilding companies surveyed in the 2006 – 2007 Residential Builders Compensation Survey, a national compensation survey for the single-family and multi-family housing industry prepared by Lee Stephens & Associates, a California-based executive compensation and advisory services firm.
Individual Compensation Summaries – Total Compensation
To assist it in its review of executive compensation decisions, the Compensation Committee reviews for each named executive officer a compensation summary (or “tally sheet”), that sets forth the total dollar value of the named executive officer’s annual compensation, including base salary, annual bonus award, long-term ownership participation (stock option and deferred share unit grants) and any other compensation. The Committee uses tally sheets to estimate total annual compensation to the named executive officers and to utilize in its benchmarking exercise. While the Committee considers from time-to-time compensation previously paid to the named executive officers, the primary focus of the Committee’s compensation actions is on motivating the future performance of the named executive officers.

The Compensation Process
Compensation decisions are made in the first quarter of the fiscal year, at the time of the approval of the previous year’s financial statements. At this first quarter Compensation Committee meeting, the performance of the named executive officers for the previous fiscal year is evaluated, and annual bonus, stock option and deferred share unit awards are granted with respect to performance during that year. Also at this meeting, base salaries are set for the upcoming fiscal year. Compensation decisions are approved by the Compensation Committee in an executive session, without management present.
Management’s Role in the Compensation Process
The Chief Executive Officer plays a role in the compensation review process. The most significant aspects of his role are:
•	recommending base salary levels, annual bonus awards and long-term ownership participation levels for executive officers (other than for himself) and senior operating management; and

•	outlining performance and progress in meeting corporate objectives.
The Chief Executive Officer prepares meeting information for each Compensation Committee meeting and is expected to be available to attend meetings or portions thereof upon request of the Committee to answer questions arising out of the materials presented.
Compensation Committee Advisors
The Compensation Committee Charter grants the Committee the sole authority to retain and terminate any consultant to be used to assist in the evaluation of named executive officer compensation, including sole authority to approve any consultant’s fees and other retention terms. The Compensation Committee did not retain an advisor with respect to the compensation arrangements of the Company’s named executive officers in 2007 or 2006. However, the Committee did engage an advisor during 2006 to assist the Company in amending the terms of the Senior Operating Management Long-Term Participation Plan (see “Senior Operating Management Long-Term Participation Plan” for details). This engagement has been completed.
Elements of Compensation
The compensation arrangements of the Company for its named executive officers are focused on aligning their interests with those of our stockholders and are comprised of two components:
•	short-term compensation (base salary and annual bonus award); and

•	indirect and direct long-term ownership participation (stock options and deferred share units).
(i) Short-Term Compensation
Short-term compensation arrangements for the named executive officers consist of a base salary and an annual bonus award. Base salaries are intended to provide the executive with a base level of annual income that is not contingent on Brookfield Homes’ performance. Annual bonus awards are intended to compensate the named executive officers for annual performance as described below. Base salary and annual bonus award recommendations are submitted to the Compensation Committee for its consideration by the Chief Executive Officer (other than for himself) in the first quarter of the fiscal year, at the time of the approval of the previous year’s financial statements. Base salary and annual bonus awards are approved by the Compensation Committee in an executive session without management present.
The Company believes that: base salaries and annual bonus awards for the named executive officers should be set below the median level for comparable companies within the homebuilding industry, in return for the opportunity for these individuals to participate at the upper quartile level in the long-term ownership participation plans; and in order to foster a team-based approach, which the Company believes is fundamental to meeting its long-term objectives, the difference between the base salaries and annual bonus awards of the Chief Executive Officer and the Chief Financial Officer is significantly less than in these comparable companies.
Base salaries are reviewed annually to ensure that they reflect the relative contribution of each individual and the principles set forth above. The determination of relative contribution is a subjective evaluation based on an individual’s contribution to creating stockholder value, experience and level of responsibility. No quantitative relative weights are assigned to these factors when setting base salaries.

Bonus awards are reviewed annually and on average will range between 50% and 100% of base salary, determined primarily on the named executive officer’s performance in meeting the Company’s corporate performance objectives (outlined below under “2007 and 2008 Short-Term Compensation Decisions and Analysis”), the Company’s performance relative to the industry and the principles set forth above. The performance of the Company is measured by the achievement of financial and other objectives reviewed at the beginning of the fiscal year. No quantitative relative weights are assigned to each of these factors when setting annual bonus awards.
In order to further the Company’s overall compensation objective of aligning our executives’ interests with those of our stockholders, our Chief Executive Officer and Chief Financial Officer may elect to receive all or a portion of their annual bonus awards in deferred share units of the Company, as described below under “Long-Term Ownership Participation.”
2007 and 2008 Short-Term Compensation Decisions and Analysis
The following table details base salaries and annual bonus awards for our named executive officers for the 2007 and 2006 fiscal years, together with the median base salaries and annual bonus awards earned by executives holding similar positions at comparable companies according to the 2006 – 2007 Residential Builders Compensation Survey. The 2008 base salaries and 2007 annual bonus awards were set in the first quarter of 2008.

	2007 Base Salary and	2006 Base Salary and	Median Base Salary and Bonus –
Name	Bonus	Bonus	Benchmarked Companies

Ian G. Cockwell	$475,000	$460,000	$2,760,000
Paul G. Kerrigan	$440,000	$343,000	$ 787,000
William B. Seith	$260,000	$260,000	$ 319,000

In setting 2007 base salaries and annual bonus awards, the Compensation Committee considered in particular, the following:
•	the base salaries and annual bonus awards of between $260,000 and $475,000 for the named executive officers were below the median base salaries and annual bonus awards earned by executives holding similar positions at comparable companies within the homebuilding industry;

•	the difference between the base salary and annual bonus awards of the Chief Executive Officer and the Chief Financial officer of $35,000, was significantly lower than the difference for comparable companies, fostering a team-based approach which the Company believes is fundamental to meeting its long-term objectives;

•	the named executive officers’ achievement in meeting the Company’s corporate performance objectives, which included the following:

	3 – Year		2007		Long Term
Performance Measure	Average		Actual		Targets

Return on Average Net Assets	30%		-3%		20%
Inventory Turnover	1.0	x	0.5	x	1.5	x
Interest Coverage Ratio 1)	5.7	x	1.3	x	6.0	x
Return on Opening Stockholders’ Equity	50%		4%		15% - 20%
Earning Per Share Growth since 2003	20%		—		10% - 15%

1)	Excludes impairments
•	the Company’s performance relative to the industry. Since going public in 2003, the Company has returned, through stock buybacks and dividends, $580 million to stockholders, or in excess of $20 per share. At current share prices, this equates to a compounded annual return on stockholders’ equity of approximately 30%; and

•	the contribution, experience and level of responsibility of each individual.
For 2007, 2006 and prior years, the Chief Executive Officer elected to receive his annual bonus awards in deferred share units, and for 2007 his bonus award of $175,000 increased his deferred share units by 22,012. Pursuant to the deferred share unit plan, bonus amounts elected to be received in units were increased by a factor of two times for purposes of calculating the number of units allocated.

(ii) Long-Term Ownership Participation
Long-term ownership participation plans for the named executive officers consist of (1) a stock option plan and (2) a deferred share unit plan. The purpose of these plans is to achieve a commonality of interest between stockholders and the named executive officers and to motivate them to maximize the total return on our stockholders’ equity over the long term. Long-term ownership participation is targeted at the upper quartile level for comparable companies within the homebuilding industry for named executive officers with greater responsibility and ability to influence the Company’s achievement of its corporate performance objectives.
We use stock options and deferred share units as long-term incentive vehicles because:
•	they align the interests of the named executive officers with those of the stockholders, foster stock ownership, are performance based and focus the executives on maximizing the total return on our stockholders’ equity; and

•	the five-year period for vesting encourages retention of the named executive officers.
Stock Options
Options are granted to the named executive officers by the Compensation Committee generally once a year, upon the approval of the year-end financial statements (see “Timing of Stock Option and Deferred Share Unit Grants” for details). The number of options granted to the named executive officers is discretionary, based upon the effective capital made available to an individual and a subjective evaluation of the executive officer’s performance in meeting the Company’s corporate performance objectives and the Company’s performance relative to the industry.
All stock options granted under our stock option plan incorporate the following material terms:
•	the exercise price of the option is not less than the closing market price on the New York Stock Exchange of a share of our common stock on the date of grant;

•	options vest 20% per year over a five-year period beginning with the date of grant; and

•	options are not exercisable later than 10 years after the date of grant.
Deferred Share Units
The Company’s deferred share unit plan provides that the Chief Executive Officer and Chief Financial Officer may, at their option, receive up to 100% of their annual bonus awards in the form of deferred share units (“DSUs”, or “units”). The annual bonus awards are converted to units based on the closing price of the Company’s shares on the New York Stock Exchange on the date of the award. The portion of the annual bonus award elected to be received in units by the executive may be increased by the Compensation Committee by a factor of up to two times for purposes of calculating the number of units to be allocated under the plan. The deferred share unit plan was amended in February, 2008 to permit the Compensation Committee to award deferred share units to our executives in order to further align the recipients interests with those of our stockholders. An executive who holds units will receive additional units as dividends are paid on shares of the Company’s common stock, on the same basis as if the dividends were reinvested. In 2007, the Chief Executive Officer and Chief Financial Officer received 11,212 additional units under this feature, representing dividends of $229,366. The units vest 20% per year over a five-year period beginning with the date of grant and are only redeemable upon retirement, termination or death.
The Company’s stock option plan and deferred share unit plans are described in more detail under “Executive Compensation – Narrative Disclosure to Summary Compensation and Plan-Based Awards Tables” on page 21 of this proxy statement.
2007 and 2008 Long-Term Ownership Participation Decisions and Analysis
Stock option awards in respect of the 2007 fiscal year were granted in the first quarter of 2008 based on the Compensation Committee’s consideration of the Company’s overall compensation objectives. The number of options granted to the named executive officers totaled 125,000 (representing 60% of all stock options granted to the Company’s employees). The stock options were awarded on a discretionary basis reflecting the effective capital made available to the individual, the performance of the Company in 2007 relative to the industry and the named executive officer’s performance in meeting the Company’s corporate performance objectives.
An allocation of 155,000 deferred share units, at a price of $15.90 per unit, was also made to the named executive officers, other than the Chief Executive Officer. The units vest 20% per year over a five-year period beginning with the date of grant and are only redeemable upon retirement, termination or death. The deferred share units were awarded in order to align the recipients longer term interests with those of our stockholders in maximizing the total return on our common stockholders’ equity over the long term.

In granting the above stock options and deferred share units for 2007, the Compensation Committee also took into consideration that with the exception of stock options granted in 2003 in respect of performance in the 2002 fiscal year, each subsequent option granted to our named executive officers is out-of-the-money (“out-of-the money” means that the market value of the stock underlying the option is less than the exercise price of the option), despite the value created for shareholders for the five year period 2003 to 2007.
The following table details the grant date fair value of the stock option and deferred share unit awards granted to our named executive officers in 2008 in respect of the 2007 fiscal year, and granted in 2007 in respect of the 2006 fiscal year, together with the fair value of the awards granted in 2007 at December 31, 2007 and the median value of long-term participation awards granted to executives holding similar positions at comparable companies according to the 2006 – 2007 Residential Builders Compensation Survey:

	Long-Term Ownership		Value at	Median Long Term
	Participation Grants		December 31, 2007	Incentive Awards–
Name	2007(1)	2006(2)	of 2006 Grants(3)	Benchmarked Companies – 2006

Ian G. Cockwell	$701,959	$1,211,900	$138,866	$1,759,000
Paul G. Kerrigan	$2,283,590	$1,032,800	$104,154	$ 756,000
William B. Seith	$555,379	$328,800	$ —	$ 29,000

1)	Represents grant date fair value of stock option and deferred share unit awards granted February 1, 2008 relating to the 2007 fiscal year, as follows: Ian Cockwell – 65,000 stock options and 22,012 deferred share units; Paul Kerrigan – 40,000 stock options and 130,000 deferred share units; and William Seith – 20,000 stock options and 25,000 deferred share units.

2)	Represents grant date fair value of stock option and deferred share unit awards granted February 1, 2007 relating to the 2006 fiscal year, as follows: Ian Cockwell – 90,000 stock options and 8,789 deferred share units; Paul Kerrigan – 80,000 stock options and 6,592 deferred share units; and William Seith – 20,000 stock options.

3)	Represents the value of stock option and deferred share unit awards granted February 1, 2007 measured as of December 31, 2007. No value was attributed to the stock option grants as they were “out-of-the-money” as of such time.
The exercise price for each of the option grants was based on the closing price of the Company’s common stock on the New York Stock Exchange on the date the Compensation Committee approved the grant, and each of the options granted vests over five years.
For 2007, 2006 and prior years, the Chief Executive Officer elected to receive all of his annual bonus in the form of deferred share units, and for 2007 his bonus award of $175,000 increased his deferred share units by 22,012 units. Pursuant to the terms of the deferred share unit plan, amounts elected to be received in units were increased by a factor of two times for purposes of calculating the number of units allocated.
Other Compensation Policies
The following information may also be useful in understanding the Company’s executive compensation policies:
Share Ownership Policy
In order to promote equity ownership and further align the interests of our Chief Executive Officer and Chief Financial Officer with Brookfield Homes’ stockholders, we have adopted share ownership guidelines for these individuals. Under these guidelines, the Chief Executive Officer and Chief Financial Officer are expected to hold an investment equal to five times their base salary, based on the market value of the shares or deferred share units held, to be attained over a three-year period from being appointed to such position. The Chief Executive Officer’s and Chief Financial Officer’s shareholdings are currently in excess of these investment guidelines.
Brookfield Homes’ prohibits our named executive officers from engaging in options, puts, calls or other transactions that are intended to hedge against the economic risk of owning Brookfield Homes’ stock, unless disclosed to the Compensation Committee prior to a transaction.

Timing of Stock Option and Deferred Share Unit Grants
We have established a policy and procedure on stock option and deferred share unit grants that includes the following provisions governing the timing of such grants:
•	The Compensation Committee determines and approves its annual award of stock options and deferred share units (whether to the named executive officers or other employees) at a Committee meeting held during the first quarter of the fiscal year at the time of the approval of the year-end financial statements;

•	The grant date of stock options or deferred share units is always the date of the approval of the grants;

•	Management has no control over selecting the grant date;

•	Pursuant to the stock option plan, the exercise price of the stock options is the closing price on the New York Stock Exchange (the “NYSE”) of the underlying common stock on the grant date;

•	Pursuant to the deferred share unit plan, deferred share unit grants are calculated using the closing price on the NYSE of a share of our common stock on the grant date;

•	Stock option and deferred share unit awards are promptly reported on Form 4 with the Securities and Exchange Commission for all named executive officers and directors.
The timing of annual stock option grants and deferred share unit awards is concurrent with our earnings release for the fiscal year. As a result, the Committee may be in possession of material non-public information on the grant date. However, as the approval and grant date is always the date of our earnings release for the fiscal year, neither the Company, nor the Compensation Committee is in a position to time these grants or the annual earnings release in order to impact the value of executive compensation either positively or negatively.
Tax Deductibility of Compensation
The Company considers the deductibility for tax purposes of all material elements of its compensation arrangements. We review our compensation plans in light of applicable tax provisions, including Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally disallows a tax deduction to public companies for non-qualifying compensation in excess of $1.0 million paid to any such persons in any fiscal year.
Additional Senior Operating Management Compensation Disclosure
The compensation arrangements of the Company for its Senior Operating Management are focused on rewarding performance in their business unit and comprise:
•	short-term compensation (base salary); and

•	participation in the net income of their business unit.
The Company maintains short-term cash compensation (base salaries) for its Senior Operating Management below the median level of total cash compensation for comparable companies within the homebuilding industry, in return for the opportunity to participate in the long-term value creation through a participation in the net earnings of their business unit. Senior Operating Management do not receive an annual bonus award.
Senior Operating Management Team’s participation in the net earnings of their business unit align them with stockholders in participating in the return from the assets they manage at a level higher than the upper quartile level for similar companies. The Senior Operating Management Long-Term Participation Plan is described below.
Senior Operating Management Long-Term Participation Plan
Certain Senior Operating Management employees, none of whom are executive officers of the Company, participate in the Senior Operating Management Long-Term Participation Plan. This Plan was established to attract and retain entrepreneurial management teams to profitably manage and grow our business operations through a decentralized local management structure. The Plan was amended in 2006 to further align Senior Operating Management compensation with the creation of value for stockholders. The Plan provides total compensation that is exceptional when business unit returns are exceptional, drives performance and helps retain entrepreneurial operating management teams. For 2007, there were 29 participants in the Plan.
The Plan provides for participation in a business unit’s annual net earnings by the business unit management team on the following basis – 10% of net earnings after a capital charge on assets is exceeded and corporate overhead is covered, increasing to 15% of net earnings once the capital charge plus 5% is exceeded. No incentive is paid until the capital charge is exceeded. For 2007, the capital charge on assets was approximately 10%. Returns are measured on a net earnings basis upon approval of the year end financial statements. The capital charge was established at a level that is intended to encourage a conservative investment approach, rather than providing an incentive for management to pursue high-risk investments in order to exceed a high capital charge before they participate.
In order to encourage senior management retention and a longer term focus on value creation, amounts that individuals receive under the Plan vest over a four-year period at a rate of 40% in cash payable following the approval of the year end financial statements, with the remaining 60% vesting over three years, annually thereafter, at the rate of 30%, 20%, and 10%, respectively. Payment of these unvested amounts will be paid 50% in cash and 50% in deferred share units of the Company for the fiscal year ending December 31, 2008. The amounts payable in deferred share units will be phased in over three years, with 16.7%, 33.3% and 50% of the unvested amount to be received in units for the fiscal years ending December 31, 2006, December 31, 2007 and December 31, 2008 respectively. Deferred share units granted to the Senior Operating Management employees are subject to a three- year hold period from the date of vesting. Our senior operating management retention rate provides stability and we believe has brought a longer term value creation focus to our operations.
COMPENSATION COMMITTEE REPORT
The Management Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion has recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

MANAGEMENT RESOURCES & COMPENSATION COMMITTEE
Bruce T. Lehman, Chairman
David M. Sherman
Robert L. Stelzl

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table details the compensation of our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officer (the “named executive officers”) for the fiscal years ended December 31, 2007 and December 31, 2006:

								Change in
							Non-	Pension Value
							Equity	and
							Incentive	Nonqualified
							Plan	Deferred	All Other
Name and Principal					Stock Awards	Option	Compen-	Compensation	Compensation
Position	Year	Salary ($)	Bonus ($)		(DSUs)($)(3)	Awards ($)(3)	sation ($)	Earnings ($)	($)(4)	Total ($)

Ian G. Cockwell	2007	$300,000	$350,000	(1)	$111,220	$(160,190)	—	—	$176,108	$777,138
President & Chief	2006	$300,000	$320,000	(2)	$163,908	$ 196,396	—	—	$169,997	$1,150,301
Executive Officer

Paul G. Kerrigan	2007	$240,000	$200,000		$ 73,555	$ (80,563)	—	—	$ 84,657	$517,649
Executive Vice	2006	$223,000	$240,000	(2)	$102,436	$ 112,654	—	—	$ 78,233	$756,323
President & Chief Financial Officer

William B. Seith	2007	$200,000	$60,000		—	$ 21,552	—	—	$ 9,730	$291,282
Executive Vice	2006	$190,000	$70,000		—	$ 28,725	—	—	$ 9,555	$298,280
President, Risk Management

1)	Mr. Cockwell elected on February 1, 2008 to receive 100% of his annual bonus award for the 2007 fiscal year of $175,000 in deferred share units, increasing his deferred share units by 22,012. Pursuant to the deferred share unit plan, amounts elected to be received in units were increased by a factor of two times for purposes of calculating the number of units allocated. The grant date fair value of this award was $350,000.

2)	Messrs. Cockwell and Kerrigan elected on February 1, 2007 to receive 100% of their annual bonus award for the 2006 fiscal year of $160,000 and $120,000 in deferred share units, increasing their deferred share units by 8,789 and 6,592, respectively. Pursuant to the deferred share unit plan, amounts elected to be received in units were increased by a factor of two times for purposes of calculating the number of units allocated. The grant date fair value of these awards was $320,000 and $240,000, respectively.

3)	Dollar amounts in the Stock Awards and Option Awards columns for 2007 and 2006 reflect the compensation expense/(income) for deferred share units and stock options, respectively, recognized by Brookfield Homes for financial statement reporting purposes for the respective fiscal year in accordance with Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-Based Payment.” The amounts reported are adjusted to eliminate income recognized by the Company for a particular award where it cannot be offset against an expensed amount for that award that was previously reported in the Summary Compensation Table. For a discussion of the assumptions made in the valuation, refer to Note 7 to our consolidated financial statements for the fiscal years ended December 31, 2007 and December 31, 2006, respectively.

4)	Refer to the All Other Compensation Table below for details of amounts paid in 2007.
ALL OTHER COMPENSATION TABLE
The following table details each item of compensation of our named executive officers for the fiscal year ended December 31, 2007, required to be included in the “All Other Compensation” column in the Summary Compensation Table above:

	Company Contributions to Retirement Savings	Dividends Received on Deferred
Name	Plan and Life Insurance Premiums(1)	Share Unit Awards(2)

Ian G. Cockwell	$17,668	$158,440

Paul G. Kerrigan	$13,731	$ 70,926

William B. Seith	$ 9,730	—

1)	The Company’s named executive officers do not participate in any defined benefit, actuarial pension plan or any other post-retirement supplementary compensation plans. Executive officers receive an annual contribution to their retirement savings plans equal to a percentage of annual base salary and the Company pays a life insurance premium annually on behalf of the named executive officers as follows: Ian Cockwell – $1,199; Paul Kerrigan - $1,340 and William Seith – $384. Mr. Kerrigan also received a fitness allowance of $542.

2)	Pursuant to the Company’s deferred share unit plan, additional units representing dividends paid on the Company’s common stock on the same basis as if the dividends were reinvested in units accrued in 2007 as follows: Mr. Cockwell – 7,745 and Mr. Kerrigan – 3,467. Amounts in this column reflect the dollar value of the additional units determined on the date of grant in accordance with SFAS 123R, calculated on the total number of units held by the named executive officer. The additional units are only redeemable upon retirement, termination or death and are otherwise subject to the terms of the plan. Refer to the Grants of Plan-Based Awards Table.
2007 GRANTS OF PLAN-BASED AWARDS
The following table details each grant of an award to a named executive officer in the fiscal year ended December 31, 2007 under the Company’s stock option and deferred share unit plans:

		All Other Stock		All Other Option		Grant Date Fair Value
		Awards: Number of		Awards: Number of	Exercise or Base	of Shares of Stock or
		Shares of Stock or		Securities Underlying	Price of Option	Units (DSUs) and
Name	Grant Date	Units (DSUs) (#)(1)		Options (#)(2)(5)	Awards ($/Sh)	Option Awards(6)(7)

Ian G. Cockwell	02/01/2007	—		90,000	$36.41	$891,900
	02/01/2007	8,789	(3)			$320,000
	06/29/2007	2,714	(4)			$ 78,950
	12/31/2007	5,031	(4)			$ 79,490

Paul G. Kerrigan	02/01/2007	—		80,000	$36.41	$792,800
	02/01/2007	6,592	(3)			$240,000
	06/29/2007	1,215	(4)			$ 35,344
	12/31/2007	2,252	(4)			$ 35,582

William B. Seith	02/01/2007	—		20,000	$36.41	$328,800

1)	Denotes awards granted under the deferred share unit plan.

2)	Denotes awards granted under the stock option plan.

3)	Messrs. Cockwell and Kerrigan each elected on February 1, 2007 to receive all of their annual bonus award of $160,000 and $120,000, respectively, for the 2006 fiscal year in deferred share units. Pursuant to the deferred share unit plan, amounts elected to be received in units were increased by a factor of two times for purposes of calculating the number of units allocated.

4)	Additional deferred share units representing dividends paid on the Company’s common stock on June 29, 2007 and December 31, 2007 on the same basis as if the dividends were reinvested in units accrued as indicated.

5)	The stock options were granted on February 1, 2007. Not included here are options granted February 1, 2008 at an exercise price of $15.90 per share as follows: Ian Cockwell – 65,000; Paul Kerrigan – 40,000; and William Seith – 20,000. The options vest 20% per year over a five-year period beginning February 1, 2007 and February 1, 2008 respectively, and are exercisable over a 10-year period from the date of grant.

6)	The grant date fair value of the stock option awards are determined in accordance with SFAS 123R using a Black-Scholes option pricing model. For a discussion of the assumptions made in the valuation, refer to Note 7 to our consolidated financial statements for the fiscal year ended December 31, 2007.

7)	The grant date fair value of the deferred share unit awards are determined in accordance with SFAS 123R. For a discussion of the assumptions made in the valuation, refer to Note 7 to our consolidated financial statements for the fiscal year ended December 31, 2007.

Narrative Disclosure to Summary Compensation and Plan-Based Awards Tables
During the 2007 fiscal year, in accordance with our compensation objectives and policies described in our Compensation Discussion and Analysis, our named executive officers received compensation comprised of base salary, an annual bonus award and an allocation of stock options. In addition, in February 2008, our named executive officers other than our Chief Executive Officer, received an allocation of deferred share units totaling 155,000 units which align the recipients longer term interests with those of our stockholders in creating common stockholders value over the long term. Our Chief Executive Officer elected to receive all of his annual bonus award for the 2007 fiscal year of $175,000 in deferred share units, further aligning his interests with those of our stockholders. Pursuant to the terms of the deferred share unit plan, amounts elected to be received in units were increased by a factor of two times for purposes of calculating the number of units allocated. The grant date fair value of this grant was $350,000. Pursuant to the terms of the deferred share unit plan, the Chief Executive Officer and Chief Financial Officer also received during 2007 an aggregate of 11,212 deferred share units with a grant date fair value of $229,366, representing dividends paid on shares of our common stock on the same basis as if the dividends were reinvested in units. Material terms of our stock option and deferred share unit plans follow:
Stock Option Plan
Our stock option plan permits the Company to grant options to purchase shares of the Company’s common stock at the market price on the day the options are granted. Stock options vest 20% per year over a five year period beginning with the date of grant, and are exercisable over a 10-year period from that date. A maximum of two million shares (7.5% of the issued and outstanding shares of the Company at February 29, 2008) are authorized for issuance under the plan of which 477,200 remain available for future issuance as of February 29, 2008. Upon exercise of a vested option and upon payment to the Company of the exercise price, participants will receive one share of the Company’s common stock. The Compensation Committee may permit participants to, rather than exercising an in-the-money option (“in-the-money” means the market value of shares under the option exceeds the exercise price of the options prior to related income taxes), receive an amount either in cash or in shares equal to the difference between the market price of the shares underlying the options and the exercise price of the option.
Deferred Share Unit Plan
The Company’s deferred share unit plan provides that the Chief Executive Officer and Chief Financial Officer may, at their option, receive up to 100% of their annual bonus awards in the form of deferred share units (“DSUs”, or “units”). The annual bonus awards are converted to units based on the closing price of the Company’s shares on the New York Stock Exchange on the date of the award. The portion of the annual bonus award elected to be received in units by the executive may, at the discretion of the Compensation Committee, be increased by a factor of up to two times for purposes of calculating the number of units to be allocated under the plan. The deferred share unit plan was amended in February, 2008 to permit the Compensation Committee to award deferred share units to our executives in order to further align the recipients interests with those of our stockholders. An executive who holds units will receive additional units as dividends are paid on shares of the Company’s common stock, on the same basis as if the dividends were reinvested. In 2007, 11,212 additional units were received by the Chief Executive Officer and Chief Financial Officer under this feature, representing dividends of $229,366.
The units vest 20% per year over a five year period. The units are only redeemable upon retirement, termination or death. The cash value of the units when redeemed will be equivalent to the closing price on the NYSE of an equivalent number of shares of our common stock. There will be no shares of common stock issued, authorized, reserved, purchased or sold at any time in connection with units allocated. Under no circumstances will units be considered shares of common stock, or entitle any participant to the exercise of voting rights.
Our stock option and deferred share unit awards are classified as liabilities for financial reporting purposes, requiring us to re-measure the cost of such awards at each financial statement reporting date. As a result, the stock option and deferred share unit compensation costs recognized by the Company and attributed to each named executive officer for purposes of the Summary Compensation Table will fluctuate from year to year based on the value of the shares of our common stock and other factors.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007
The following table details information about unexercised stock options on an award-by-award basis and the total number of deferred share units that have not vested for each named executive officer as of December 31, 2007:

	Option Awards (1)				Stock Awards (DSUs) (1)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares	Market Value of
	Unexercised	Unexercised	Option	Option	or Units of Stock	Shares or Units of
	Options (#)	Options (#)	Exercise	Expiration	That Have Not	Stock That Have
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)(2)	Not Vested ($)(3)

Ian G. Cockwell	—	90,000	$36.41	2/01/2017	75,841	$1,198,288
	12,000	48,000	$52.00	2/01/2016
	30,000	45,000	$36.25	2/15/2015
	24,000	16,000	$21.94	2/18/2014
	16,000	16,000	$ 1.74	2/13/2013
	73,319	—	$ 1.00	12/03/2012

	155,319	215,000

Paul G. Kerrigan	—	80,000	$36.41	2/01/2017	40,233	$ 635,681
	8,000	32,000	$52.00	2/01/2016
	12,000	18,000	$36.25	2/15/2015
	15,000	10,000	$21.94	2/18/2014
	—	12,000	$ 1.74	2/13/2013

	35,000	152,000

William B. Seith	—	20,000	$36.41	2/01/2017	—	—
	1,000	4,000	$52.00	2/01/2016
	2,000	3,000	$36.25	2/15/2015
	6,000	4,000	$21.94	2/18/2014
	10,000	4,000	$ 1.74	2/13/2013

	19,000	35,000

1)	Stock options and deferred share units vest 20% per year over a five-year period beginning on the date of grant.

2)	The units indicated under the Stock Awards column are deferred share units granted under our deferred share unit plan that are unvested as of December 31, 2007.

3)	Market value calculated by multiplying the closing market price of our common stock at December 31, 2007 of $15.80 by the total number of deferred share units that have not vested as of such date.
2007 OPTION EXERCISES AND STOCK (DSUs) VESTED
The following table provides information regarding each exercise of stock options and the aggregate number of deferred share units that vested during the fiscal year ended December 31, 2007 for each of the named executive officers on an aggregated basis:

	Option Awards		Stock Awards (DSUs)
	Number of Shares Acquired	Value Realized on	Number of Units	Value at time
Name	on Exercise (#)	Exercise ($)(1)	Acquired on Vesting (#)(2)	of Vesting ($)(2)

Ian G. Cockwell	73,319	$2,564,699	77,184	$1,806,709
Paul G. Kerrigan	82,413	$1,914,290	34,022	$ 848,776
William B. Seith	—	—	—	—

1)	Amounts reflect the difference between the exercise price of the option and the closing market price of our common stock at the time of exercise.

2)	Vested deferred share units are only redeemable upon retirement, termination or death. Accordingly, the named executive officers receive no value until the occurrence of such event.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE-IN-CONTROL
We do not have any employment contracts, termination of employment or specific change of control arrangements with any of our named executive officers.
However, our stock option and deferred share unit plans provide that upon a change of control, all unvested stock options and deferred share units shall immediately vest. This accelerated vesting occurs with respect to all stock option and deferred share unit awards granted by Brookfield Homes, and not only those granted to the named executive officers. At December 31, 2007, the named executive officers held the following in-the-money unvested stock options and deferred share units that would become vested upon a change of control:

	Stock Options		Stock Awards (DSUs)
	Shares Underlying	Unrealized Value		Unrealized Value of
	Unvested	of Unvested	Unvested Deferred	Unvested Deferred	Total Unrealized
Name	Options (#)	Options ($)(1)	Share Units (#)	Share Units ($)(2)	Value

Ian G. Cockwell	215,000	$224,960	75,841	$1,198,288	$1,423,248
Paul G. Kerrigan	152,000	$168,720	40,233	$ 635,681	$ 804,401
William B. Seith	35,000	$ 56,240	—	—	$ 56,240

1)	The unrealized value of in-the-money unvested options was calculated by multiplying the number of shares underlying in-the-money unvested options by the closing price of a share of our common stock as of December 31, 2007 of $15.80, and then deducting the aggregate exercise price of these options.

2)	The unrealized value of unvested deferred share units was calculated by multiplying the number of unvested deferred share units by the closing price of a share of our common stock as of December 31, 2007 of $15.80.
2007 DIRECTOR COMPENSATION
During the 2007 fiscal year, directors who were not related to the Company received an annual retainer of $50,000, paid 50% in cash and 50% in deferred share units of the Company. The requirement to accept 50% of the annual retainer in deferred share units is designed to more closely align the interests of directors with the interests of stockholders. Directors had the option to elect to receive up to 100% of their annual retainer in deferred share units. The Chairman of the Company earned an additional $50,000 representing the prorated portion of the annual Chairman’s fee of $75,000 due to his appointment to this position in May, 2007. Further, the Chairman of the Audit Committee earned an annual cash payment of $10,000 and the chairmen of the other board committees earned an annual cash payment of $5,000, reflecting their additional responsibilities. Directors were reimbursed for travel and other out-of-pocket expenses they incurred in attending board and committee meetings.
The following table provides the compensation of our directors for the fiscal year ended December 31, 2007:

					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned or	Stock		Incentive Plan	Deferred	All Other
	Paid in	Awards	Option	Compensation	Compensation	Compensation
Name	Cash ($)(1)	(DSUs) ($)(2)	Awards ($)	($)	Earnings	($)(3)	Total ($)

Joan H. Fallon	$50,000	$ 5,208	—	—	—	$ 939	$56,147
Robert A. Ferchat	$60,000	$(1,743)	—	—	—	$2,969	$61,226
J. Bruce Flatt(4)	—	—	—	—	—	—	—
Bruce T. Lehman	$55,000	$ (300)	—	—	—	$2,333	$57,033
Alan Norris(4)	—	—	—	—	—	—	—
David M. Sherman	$55,000	$(1,851)	—	—	—	$3,559	$56,708
Robert L. Stelzl	$100,000	$ (164)	—	—	—	$2,273	$102,109
Michael D. Young	$50,000	$(1,835)	—	—	—	$4,014	$52,179

1)	Directors received an annual retainer of $50,000 relating to the 2007 fiscal year, paid 50% in cash and 50% in deferred share units, subject to their election to receive up to 100% of their annual retainer in deferred share units. Refer to the Director Deferred Share Unit Grants Table below for details. A fee of $50,000 was earned by Robert Stelzl for his services as Chairman. A fee of $10,000 was earned by Robert Ferchat for his services as Audit Committee Chairman, and $5,000 each was earned by Bruce Lehman and David Sherman in consideration of their services as Management Resources and Compensation Committee and Governance and Nominating Committee Chairmen, respectively.

2)	Dollar amounts in the Stock Awards column reflect the compensation expense/(income) for deferred share units recognized by Brookfield Homes for financial statement reporting purposes during the 2007 fiscal year in accordance with SFAS 123R. The amounts reported are adjusted to eliminate income recognized by the Company for a particular award where it cannot be offset against an expensed amount for that award that was previously reported in the Director Compensation Table. For a discussion of the assumptions made in the valuation, refer to Note 7 to our consolidated financial statements for the fiscal year ended December 31, 2007. Refer to the Director Deferred Share Unit Grants Table below for the aggregate number of unvested deferred share units held by each director at December 31, 2007.

3)	Pursuant to the Company’s deferred share unit plan, additional units representing dividends paid on the Company’s common stock on the same basis as if the dividends were reinvested accrued to each director as follows: Joan Fallon – 46; Robert Ferchat – 145; Bruce Lehman – 114; David Sherman – 174; Robert Stelzl – 111; and Michael D. Young – 196. Amounts in this column reflect the grant date dollar value of the additional units determined in accordance with SFAS 123R. Refer to the Director Deferred Share Unit Grants Table below.

4)	Bruce Flatt and Alan Norris are related to the Company and therefore did not receive any compensation for their services as a director.
The following table details grants of deferred share units to each director who was not related to the Company during the 2007 fiscal year and total unvested deferred share units held by each director at December 31, 2007:
2007 Director Deferred Share Unit Grants

		Deferred Share	Grant Date	Unvested Deferred Share
Name	Grant Date	Units (#)(1)	Fair Value(2)	Units at Fiscal Year End (#)

Joan H. Fallon	02/01/2007	1,373	$50,000	2,198
	06/29/2007	16	$ 465
	12/31/2007	30	$ 474

Robert A. Ferchat	02/01/2007	1,373	$50,000	4,413
	06/29/2007	51	$ 1,484
	12/31/2007	94	$ 1,485

Bruce T. Lehman	02/01/2007	687	$25,000	2,797
	06/29/2007	40	$ 1,164
	12/31/2007	74	$ 1,169

David M. Sherman	02/01/2007	1,373	$50,000	4,667
	06/29/2007	61	$ 1,774
	12/31/2007	113	$ 1,785

Robert L. Stelzl	02/01/2007	687	$25,000	2,766
	06/29/2007	39	$ 1,135
	12/31/2007	72	$ 1,138

Michael D. Young	02/01/2007	1,373	$50,000	5,143
	06/29/2007	69	$ 2,007
	12/31/2007	127	$ 2,007

1)	Deferred share units granted to directors who were not related to the Company in 2007 consisted of 50% of the 2007 annual retainer of $50,000 required to be received in deferred share units by each director plus an additional amount up to 100% of the annual retainer elected to be received in deferred share units by each director. Additional units representing dividends paid on the Company’s common stock as if the dividends were reinvested accrued to each director as indicated.

2)	The grant date fair value was determined in accordance with SFAS 123R. For a discussion of the assumptions made in the grant date valuation, refer to Note 7 to our consolidated financial statements for the fiscal year ended December 31, 2007.

Senior Operating Management Long-Term Participation Plan and Summary Compensation – Significant Employees
Certain senior operating employees, none of whom are executive officers of the Company, participate in the Senior Operating Management Long-Term Participation Plan. The plan provides for participation in the net earnings of the business unit by each regional management team. For 2007, 29 participants in the plan were allocated a total of $1.8 million, of which $0.7 million, or 40% vested upon approval of the 2007 year-end financial statements. The remaining 60% vests over the following three years, annually, at the rate of 30%, 20% and 10%, respectively. Payment of these unvested amounts will be paid 50% in cash and 50% in deferred share units of the Company for the fiscal year ending December 31, 2008. The amounts payable in deferred share units will be phased in over three years, with 16.7%, 33.3% and 50% of the unvested amount to be received in units for the fiscal years ending December 31, 2006, December 31, 2007 and December 31, 2008 respectively. Total unvested amounts as at December 31, 2007 vest in accordance with the plan as follows: 2008 - $30.3 million; 2009 – $11.9 million; 2010 – $2.5 million and 2011 – $0.2 million. For further background and other information see “Compensation Discussion and Analysis – Senior Operating Management Long-Term Participation Plan.”
SUMMARY COMPENSATION TABLE – SIGNIFICANT EMPLOYEES
The following table details the material elements of the compensation of our significant employees for the fiscal years ended December 31, 2007 and December 31, 2006, none of whom are named executive officers of the Company:

			Bonus/Stock	Non-Equity
			Awards/	Incentive Plan
Name and Principal Position	Year	Salary ($)	Option Awards ($)	Compensation ($)(1)	Total ($)

Stephen P. Doyle	2007	$200,000	—	—	$200,000
President, Brookfield	2006	$200,000	—	$2,279,000	$2,479,000
San Diego Holdings LLC

Robert Hubbell	2007	$200,000	—	—	$200,000
President, Brookfield	2006	$200,000	—	$1,093,000	$1,293,000
Washington LLC

Adrian Foley	2007	$200,000	—	$ 586,000	$786,000
President, Brookfield	2006	$200,000	—	$2,249,000	$2,449,000
Southland Holdings LLC

John J. Ryan	2007	$200,000	—	$ 180,000	$380,000
President, Brookfield	2006	$200,000	—	$2,198,000	$2,398,000
Bay Area Holdings LLC

1)	Amounts earned pursuant to the terms of the Senior Operating Management Long-Term Participation Plan described above with respect to the fiscal year indicated in the table. Amounts that individuals receive under the Plan with respect to a particular year vest 40% following approval of the year end financial statements, with the remaining 60% vesting over three years, annually thereafter, at the rate of 30%, 20%, and 10%, respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We were a wholly-owned subsidiary of Brookfield Properties Corporation (“Brookfield Properties”) until January 6, 2003, when we were spun-off as a separate publicly traded company pursuant to a reorganization of Brookfield Properties’ homebuilding business (which we refer to as the “Spin-off”). Brookfield Properties no longer holds any of our shares, nor is Brookfield Properties able to exercise control over us. However, we and Brookfield Properties are “affiliates,” as Brookfield Asset Management Inc. (“Brookfield”) directly and indirectly owns approximately 58% and 50% of each corporation, respectively.
In connection with the Spin-off, we and our wholly-owned subsidiary, Brookfield Homes Holdings Inc., entered into a license agreement with Brookfield Properties (US) Inc., a subsidiary of Brookfield Properties, under which we, Brookfield Homes Holdings Inc. and our subsidiaries pay to Brookfield Properties (US) Inc. an annual fee in the total amount of $50,000 for the right to use the names “Brookfield” and “Brookfield Homes.” We expect that the license agreement will permit us to use the “Brookfield” name in connection with our homebuilding business for an indefinite period of time, subject to customary termination provisions including upon a change of control of our company.
We have entered into an agreement with a subsidiary of Brookfield, whereby we can deposit cash on a demand basis to earn USD LIBOR plus 0.5%. At December 31, 2007, we had no funds on deposit with this Brookfield subsidiary.
A subsidiary of Brookfield has provided us with an unsecured revolving credit facility that was amended most recently in February, 2008. The facility is in an aggregate principal amount not to exceed $250 million and is repayable on or before September 30, 2009. The facility is in the form of a promissory note that bears interest on the unpaid principal amount outstanding at USD LIBOR plus 3.0% and provides for a standby fee on the unused portion of the facility. The facility contains covenants requiring the company to maintain minimum stockholders’ equity of $300 million and a consolidated net debt to book capitalization ratio of no greater than 70%.
We sublease our administrative offices in Toronto, Ontario from Brookfield, which leases the space from Brookfield Properties. We are required to pay approximately $100,000 per year in rent under our Toronto sublease, which expires in 2008.
Three of our directors serve as executive officers and/or directors of our affiliates, outlined as follows:
•	J. Bruce Flatt is Managing Partner and Chief Executive Officer and a director of Brookfield, a publicly traded company which owns approximately 58% of our outstanding shares, and is a director of several of Brookfield’s affiliates;

•	Alan Norris is an executive officer of Brookfield Properties, which is an affiliate of Brookfield; and

•	Robert L. Stelzl is an independent director of Brookfield Properties.
Stephen Doyle, Robert Hubbell and John Ryan, Presidents of Brookfield San Diego Holdings LLC, Brookfield Washington LLC and Brookfield Bay Area Holdings LLC, respectively, each own a 10% interest in the LLC of which they are President. Adrian Foley, President of Brookfield Southland Holdings LLC and Richard Whitney, President of Brookfield California Land Holdings LLC each own a 5% interest in the LLC of which they are President.
The following individual is the beneficiary of a rabbi trust owning an interest in the LLC indicated below:
•	Jeffrey J. Prostor, President of BH/JP Hawaii Holdings LLC, is the sole beneficiary of a rabbi trust that currently owns 50% of BH/JP Hawaii Holdings LLC. Brookfield Homes Holdings Inc. is the trustee of the rabbi trust. We own the remaining 50% of BH/JP Hawaii Holdings LLC.
Pursuant to a written policy adopted by the Board of Directors, the independent directors of the Board are responsible for the approval of any material transactions to be entered into between the Company and any of its directors, executive officers, director nominees or our shareholders who are known by us to be the beneficial owner of more than five percent of our common shares, and their respective immediate family members. To help identify related party transactions, we require our directors and executive officers to complete a director and officer questionnaire identifying any transaction with us in which the director or officer or their immediate family member has an interest. There were no related party transactions required to be reported by us since the beginning of our fiscal year that did not require review or approval pursuant to our policy or where our policies were not followed.

AUDIT COMMITTEE REPORT
The Audit Committee operates pursuant to a written Audit Committee Charter. A copy of the Audit Committee Charter has been posted on our website under the Corporate Governance link. Please refer to the section of this proxy statement entitled “Information Regarding the Board of Directors – Committees of the Board – Audit Committee” for a description of the Audit Committee’s primary duties and responsibilities.
The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007. Further, the Audit Committee has discussed with the Company’s independent auditor, the matters required to be discussed by Auditing Standards Board Statement on Auditing Standards No. 61, as amended. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the Independence Standards Board Independence Standard No. 1, as amended, and has discussed the auditor’s independence with the auditor. After consideration, the Audit Committee has determined that the services related to the fees earned by the independent auditor under the heading “All Other Fees” below are compatible with the auditor’s independence.
Based on its review and discussion as described above, the Audit Committee has recommended to the board of directors that the audited financial statements for fiscal year 2007 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Further, the Audit Committee approved the engagement of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2008.
AUDIT COMMITTEE
Robert A. Ferchat, Chairman
Joan H. Fallon
Robert L. Stelzl
PROPOSAL TWO – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Deloitte & Touche LLP audited our financial statements for the fiscal years ended December 31, 2007 and 2006 and the Audit Committee has appointed Deloitte & Touche as our independent auditors for the fiscal year ending December 31, 2008. In the event that ratification of this appointment of auditors is not approved by a majority of the shares of common stock voting on this Proposal, the Audit Committee will review its future appointment of independent auditors.
Representatives of Deloitte & Touche attend all meetings of the Audit Committee. The Audit Committee reviews all services performed by Deloitte & Touche, as well as the fees charged by Deloitte & Touche for such services. Additional information concerning the Audit Committee and its activities with Deloitte & Touche can be found in this proxy statement under the headings “Information Regarding the Board of Directors – Committees of the Board – Audit Committee” on page 9 and “Audit Committee Report” on page 27.
A representative of Deloitte & Touche plans to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.
Fees Paid to Deloitte & Touche LLP
The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte & Touche during fiscal years 2007 and 2006:

	2007	2006
Audit Fees	$539,000	$798,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	32,000

Total	$539,000	$830,000

Audit Fees include the fees for the audit of our consolidated financial statements (including quarterly reviews), the audit of our internal controls in connection with section 404 of the Sarbanes-Oxley Act of 2002 and the audits of our 401K plan and certain subsidiaries.
All Other Fees consisted of fees related to services provided in connection with property taxes on our housing and land assets.

Pre-Approval Policies
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor.
In connection with the engagement of the independent auditor, the Audit Committee pre-approves specifically described services that are within the four categories of services listed below, including the pre-approval of fee limits for the specifically described services within each category. The Audit Committee’s pre-approval process of specific services and fees includes a review of specific services to be performed, a review of fees incurred for such services in the past, a review of expected fees to be incurred in fiscal year 2008 and a comparison of fees incurred by other homebuilders for similar services. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. Fees for any of the above services that will exceed the pre-approval fee limits must be separately approved by the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor.
1.	Audit Services include audit work performed in the preparation of financial statements (including quarterly reviews), as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services.

2.	Audit Related Services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, special procedures required to meet certain regulatory requirements and consultation regarding financial accounting and/or reporting standards.

3.	Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

4.	All Other Services are those associated with permitted services not included in the other categories.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management. No services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirements.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS BROOKFIELD HOMES’ INDEPENDENT AUDITORS FOR 2008.
OTHER MATTERS
Management and the board of directors do not know of any matters other than those described in this proxy statement which will be presented for action at the meeting. If any other matters properly come before the meeting, or any adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, certain of our officers, and persons who own more than 10 percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us, we believe that all filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were complied with during the year ended December 31, 2007, except that William Seith filed a Form 4 on February 6, 2007 relating to stock options granted on February 1, 2007 and Robert L. Stelzl filed a Form 4 on August 14, 2007 relating to a purchase of common stock on August 6, 2007.

STOCKHOLDERS’ PROPOSALS FOR 2009 ANNUAL MEETING
No stockholder proposals were made for the 2008 Annual Meeting. Any stockholder who intends to present a proposal for action at our 2009 Annual Meeting of Stockholders, and to have us include such proposal in the proxy soliciting materials must deliver a copy of the proposal to us not later than November 25, 2008. Such proposal must comply with all applicable rules of the Securities and Exchange Commission. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the board of directors for action on such proposals.
For any proposal that is not submitted for inclusion in the proxy statement for our 2009 Annual Meeting, but is instead sought to be presented directly at our 2009 Annual Meeting, SEC rules permit proxy holders to vote proxies in their discretion if the Company: (1) receives notice of the proposal before the close of business on February 3, 2009, and advises stockholders in the proxy statement for the 2009 Annual Meeting about the nature of the matter and how the proxy holders intend to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on February 3, 2009. Notices of intention to present proposals at the 2009 Annual Meeting should be addressed to Shane D. Pearson, Vice President and Secretary, Brookfield Homes Corporation, 12865 Pointe Del Mar, Suite 200, Del Mar, CA, 92014.
By Order of the Board of Directors,
Shane D. Pearson
Vice President and Secretary
Fairfax, Virginia
March 20, 2008

Please Mark Here
for Address Change or
Comments SEE REVERSE SIDE
Please mark your votes as in this example. ☒

1.	Election of Directors	Nominees:

FOR	WITHHOLD	01 Ian G. Cockwell
all nominees	AUTHORITY	02 Joan H. Fallon
Listed at right	to vote for all	03 Robert A. Ferchat
(except as	nominees	04 J. Bruce Flatt
marked to the	listed at right	05 Bruce T. Lehman
(contrary below)		06 Alan Norris
☐	☐	07 David M. Sherman 08 Robert L. Stelzl 09 Michael D. Young

(INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee’s name on the line below.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of Independent Auditors	☐	☐	☐
4.	In their discretion, the proxies are authorized to vote in accordance with their judgment on other business properly brought before the Annual Meeting or any adjournment.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS.
The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. The undersigned acknowledges receipt of the notice of said Annual Meeting and the proxy statement accompanying said notice.

Signature	Signature	Date

Note: Please sign exactly as names appear herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

F O L D   A N D   D E T A C H   H E R E
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement for
Brookfield Homes on the Internet at:
http://bnymellon.mobular.net/bnymellon/bhs

BROOKFIELD HOMES CORPORATION 2008 PROXY
ANNUAL MEETING OF STOCKHOLDERS MAY 1, 2008
PROXY
COMMON STOCK
Brookfield Homes Corporation
8500 Executive Park Avenue, Suite 300, Fairfax, VA, 22031
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby nominates, constitutes and appoints Robert L. Stelzl and Ian G. Cockwell, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and to vote as designated on the reverse side of this card on each of the following matters, all shares of Common Stock of Brookfield Homes Corporation (the “Company”), held of record by the undersigned at the close of business on March 5, 2008, at the Annual Meeting of Stockholders to be held on May 1, 2008, or any adjournments thereof.

PLEASE SIGN AND DATE ON REVERSE SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE
You can now access your BROOKFIELD HOMES CORPORATION account online.
Access your Brookfield Homes Corporation stockholder account online via Investor Service Direct® (ISD).
The Transfer Agent for Brookfield Homes Corporation now makes it easy and convenient to get current information on your shareholder account.

•	View account status • View payment history for dividends
•	View certificate history • Make address changes
•	View book-entry information • Obtain a duplicate 1099 tax form
• Establish/change your PIN
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